                                                                      Exhibit 99

                                                            For more information

                                                                       Jay Lemke
                                                          Carmichael Lynch Spong
                                                                  (612) 375-8529
                                                               jlemke@clynch.com


                   ASV Reports Record 3rd Quarter 2003 Results
          Sales up 154%, Earnings Per Share Increases from $.05 to $.29
                    $10 Million Share Repurchase Plan Adopted

         GRAND RAPIDS, MN (October 22, 2003) -- ASV, Inc. (NASDAQ: ASVI) today reported record results for its third quarter ended September 30, 2003. Net sales for the third quarter of 2003 totaled $29.2 million, compared with $11.5 million for the same period in 2002. Combining the increased sales and an increased gross profit percentage, net earnings for the third quarter of 2003 increased to $3.1 million, or $.29 per share, compared with $527,000, or $.05 per share, for the third quarter of 2002.

         For the nine months ended September 30, 2003, net sales totaled $70.2 million, compared with $32.4 million for the same period in 2002. Net earnings totaled $6.1 million, or $.59 per share, for the nine months ended September 30, 2003, compared with $1.2 million, or $.11 per share for the same period in 2002.

         Commenting on ASV's results, ASV President Gary Lemke stated, "Our third quarter of 2003 was our second consecutive quarter of record sales and earnings as market acceptance of rubber track machines continues to increase. This increased acceptance resulted in increased sales of undercarriages to Caterpillar Inc. (NYSE: CAT) for use on their Multi-Terrain Loader product line. Undercarriage sales to Caterpillar accounted for approximately 53% of our sales for the third quarter of 2003. Our R-Series products also did well during the quarter, as we continue to expand our dealer network. Our increased production volume, increased parts sales and slight shift in product mix to higher margin products aided in increasing our gross profit percentage more than two hundred basis points compared with our second quarter of 2003."

         For the three months ended September 30, 2003, the Company's selling, general and administrative (S, G & A) expenses decreased, as a percentage of net sales, to 5.2%, compared with 9.8% for the same period in 2002. Commenting on this decrease, Lemke stated, "Our ability to keep our S, G & A expenses low even as we increase sales certainly helped increase our earnings during the third quarter of 2003. Our undercarriage sales to Caterpillar do not require the same level of S, G & A expenses as sales to our independent dealers, thereby allowing ASV to push more dollars to the bottom line."

         Outlook
         -------
         Discussing ASV's overall outlook for the fourth quarter of 2003 Lemke states, "Our fourth quarter volume has typically been lower as dealers attempt to carry lower inventory levels over year-end and we anticipate this may occur again this year. Accordingly, we anticipate our fourth quarter sales will be in the range of $22-25 million. This will bring our total sales for 2003 in the range of $92-95 million, up from our previous guidance of $81-88 million. We anticipate total MTL undercarriage sales to Caterpillar will be approximately one-half our total sales for the twelve months ending December 31, 2003. In the fourth quarter of 2003, we anticipate a greater number of common share equivalents to enter into our computation of earnings per share, a result of the increase in our share price and the anticipated exercise of expiring in-the-money stock options. Combining this with our expected fourth quarter sales, we anticipate our fourth quarter earnings will be in the range of $.17-.20 per share, resulting in expected earnings per share for fiscal 2003 to be in the range of $.76-.79 per share."

         Continuing, Lemke stated, "With the significant growth we experienced in 2003, we believe it is too early to provide detailed guidance regarding our anticipated sales and earnings levels for 2004. With the increased acceptance of rubber track machines, our continued expansion of the ASV dealer network, an expected increase in the number of ASV product offerings in 2004 and Caterpillar's MTL European product launch in the fourth quarter of 2003, we believe ASV will experience another record year of sales and earnings in 2004."

         Warrant Acceleration Notice
         ---------------------------
         ASV recently announced it had issued an acceleration notice to Caterpillar for approximately one million warrant shares at $21.00 per share issuable pursuant to the warrant issued to Caterpillar. An acceleration notice may be issued to Caterpillar when ASV attains certain levels of revenues, gross profit percentage and average closing share price. ASV believes the sales and gross profit percentage figures it will report in its Form 10-Q for the period ended September 30, 2003 will satisfy the levels needed for the issuance of the next acceleration notice. Should the average closing share price requirement be met, the next acceleration notice to Caterpillar would pertain to approximately two million additional shares of ASV common stock at $21.00 per share.

         Stock Repurchase Plan
         ---------------------
         ASV also announced its Board of Directors has approved the implementation of a new stock repurchase plan. Under this new plan, ASV may repurchase up to $10 million of its common stock on the open market. The Company intends to fund the repurchases with available funds. The repurchase program is expected be in effect through the period ending October 14, 2004, or until such amount of stock is repurchased.

         Conference Call
         ---------------
         ASV will conduct a live Webcast at 9 a.m. Central time, Wednesday, October 22nd to discuss its results for the third quarter of 2003 and its outlook for the remainder of 2003. The call will be broadcast over the Internet and can be accessed at either www.vcall.com or ASV's web site, www.asvi.com, in the investor relations section under the "About ASV" tab. To listen to the call, go to either of the two Web sites at least 15 minutes prior to the call to register, download and install any needed audio software. A replay of this call will be available both telephonically and over the Internet approximately one hour after its conclusion. The telephonic replay will be available through 11 p.m. Central time, Thursday October 23rd, and can be accessed by dialing 800-428-6051 and entering pass code 307227. The Internet replay will be available for 30 days and can be accessed at www.vcall.com or www.asvi.com in the same manner as discussed above.

         About ASV
         ---------
         ASV designs, manufactures and sells rubber-tracked, all-purpose crawlers and related accessories and attachments. ASV also manufactures rubber-tracked undercarriages, which are a primary component on Caterpillar's Multi Terrain Loaders. With its patented undercarriage technology, ASV leads all rubber-tracked, all-purpose crawlers in technology and innovation. ASV's products are able to traverse nearly any terrain with minimal damage to the ground, making it effective in industries such as construction, landscaping and agriculture. For more information, visit ASV's website at www.asvi.com.

         Note: The statements set forth above regarding ASV's future expected sales and earnings levels are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may affect whether these anticipated events occur including ASV's ability to successfully manufacture the machines, unanticipated delays, costs or other difficulties in the manufacture of the machines, unanticipated problems or delays experienced by Caterpillar relating to the manufacturing or marketing of the MTL machines, market acceptance of the machines, deterioration of the general market and economic conditions, corporate developments at ASV or Caterpillar and ASV's ability to realize the anticipated benefits from its relationship with Caterpillar. Any forward-looking statements provided from time-to-time by the Company represent only management's then-best current estimate of future results or trends. Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company's SEC filings, including but not limited to, its report on Form 10-Q for the period ended June 30, 2003.

                 Condensed financial statements are as follows:

A.S.V., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                                                       Three Months Ended                  Nine Months Ended
                                                          September 30,                      September 30,
                                                 -------------------------------    -------------------------------
                                                     2003              2002              2003             2002
                                                 -------------    --------------    -------------    --------------
Net sales...................................     $  29,188,649    $   11,474,655    $  70,215,357    $   32,366,419
Cost of goods sold..........................        22,676,469         9,352,291       55,567,464        25,347,394
                                                 -------------    --------------    -------------    --------------
         Gross profit.......................         6,512,180         2,122,364       14,647,893         7,019,025
Operating expenses:
     Selling, general and administrative....         1,510,603         1,120,999        4,554,786         3,705,835
     Research and development...............           192,909           248,663          556,795         1,631,408
                                                 -------------    --------------    -------------    --------------
         Operating income...................         4,808,668           752,702        9,536,312         1,681,782
Other income (expense)
     Interest expense.......................           (31,292)          (31,536)         (99,968)          (95,233)
      Other, net............................            19,067            60,444          106,100           172,983
                                                 -------------    --------------    -------------    --------------
         Income before income taxes.........         4,796,443           781,610        9,542,444         1,759,532
Provision for income taxes..................         1,717,000           255,000        3,410,000           585,000
                                                 -------------    --------------    -------------    --------------

     NET EARNINGS...........................     $   3,079,443    $      526,610    $   6,132,444    $    1,174,532
                                                 =============    ==============    =============    ==============

Net earnings per common share -- Diluted.        $         .29    $          .05    $         .59    $          .11
                                                 =============    ==============    =============    ==============

Diluted weighted average shares ............        10,743,850        10,253,347       10,430,048        10,248,290
                                                 =============    ==============    =============    ==============

A.S.V., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

      ASSETS                                                       September 30,     December 31,
                                                                       2003             2002
                                                                  --------------    -------------
CURRENT ASSETS
    Cash & short-term investments............................     $   15,291,514    $   4,797,398
    Accounts receivable, net.................................         21,738,951       14,397,958
    Inventories..............................................         26,833,705       31,834,620
    Prepaid expenses and other...............................            517,830        1,099,685
                                                                  --------------    -------------
        Total current assets                                          64,382,000       52,129,661
PROPERTY AND EQUIPMENT, net..................................          6,077,102        5,080,536
                                                                  --------------    -------------

        Total assets                                              $   70,459,102    $  57,210,197
                                                                  ==============    =============

      LIABILITIES & SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
    Current portion of long-term liabilities.................     $      134,655    $     129,550
    Accounts payable.........................................          6,615,550        2,838,370
    Accrued liabilities......................................          2,246,196        1,795,556
    Income taxes payable.....................................          1,475,148              ---
                                                                  --------------    -------------
        Total current liabilities                                     10,471,549        4,763,476
LONG-TERM LIABILITIES, less current portion..................          1,879,391        1,979,798
SHAREHOLDERS' EQUITY.........................................         58,108,162       50,466,923
                                                                  --------------    -------------

        Total liabilities & shareholders' equity                  $   70,459,102    $  57,210,197
                                                                  ==============    =============